Exhibit 99

MEC ANNOUNCES CHIEF OPERATING OFFICER TRANSITION

Steve Mance to Retire Following Successful Integration of Defiance Metal Products (DMP)

Current MEC EVP Rand Stille Promoted to COO

Mayville, WI/March 12, 2020/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components, today announced that Steve Mance will retire as Chief Operating Officer on April 3rd. Mance will be succeeded by Rand Stille, who currently serves as MEC’s Executive Vice President – Defiance Metal Products (DMP) & Performance Structures Operations.

“Steve Mance has made important contributions to our company following the acquisition of DMP in December 2018. He played an instrumental part in bringing our teams together and completing the successful integration of DMP as planned and on time,” said Robert Kamphuis, Chairman, President, & Chief Executive Officer. “After leading DMP for seven years and completing the transition, Steve has decided it is time to retire and we wish him all the best for the future.”

“Rand Stille joined the Company in April 2019 and quickly became an integral part of our management team,” noted Kamphuis. “Both at MEC and throughout his 27-year business career, Rand has excelled at identifying and implementing key drivers to maximize operational and financial performance. We have full confidence that Rand has diverse experience and well-rounded skill sets to succeed in his new role and that the organization will benefit from his leadership for many years to come.”

In his current role as MEC’s Executive Vice President – DMP & Performance Structures Operations, Stille has full P&L responsibility and provides operational leadership to eight MEC facilities across four states. He initially joined the company in April 2019 as Vice President – Performance Structures Operations.

Before joining MEC, Stille served as Sr. Vice President of Operations at Universal Logistics Holdings from 2017 to 2019, where he ran international operations in Bogota, Colombia and San Luis Potosi, Mexico as well as overseeing their Westport Axle Corp entities in Virginia, Kentucky, and Pennsylvania. He also served as Vice President & Executive Director of Westport Axle from 2014 to 2017 and as Vice President of Mexican Operations from 2012 to 2014. From 2011 to 2012, Stille served as Chief Operating Officer – JayTec LLC at L&W Engineering. Earlier in his career, Stille held various executive roles at Shape Corporation from 2004 to 2011, including Vice President of Mexican Operations, Vice President of Asian Operations, and Vice President of Shape’s General Motors Business Unit. At the start of his career, Stille held various managerial roles at Johnson Controls from 1994 to 2003. Stille graduated DePauw University (1993) with a Bachelor of Arts, Economics and Management and earned his Masters of Science in Supply Chain Management from Michigan State University (2014).

About Mayville Engineering Company

MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction, powersports, agriculture, military and other end markets. We have developed long-standing relationships with our blue-chip customers based upon a high level of experience, trust and confidence.

Our one operating segment focuses on producing metal components that are used in a broad range of heavy- and medium-duty commercial vehicles, construction, powersports, agricultural, military and other products.

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